Pricing Supplement No. 8    Dated April 29, 1998                Rule 424(b)(3)
                                                           File No. 33-56939
(To Prospectus dated December 29, 1994)

CENTRAL MAINE POWER COMPANY

Medium-Term Notes, Series C
(Floating Rate)
  THESE SECURITIES  HAVE NOT BEEN APPROVED OR  DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PRICING
      SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

Principal Amount:        $47,000,000                       Initial Interest Rate       6.10625%
Issue Price:             $47,000,000
                                                           Base Rate:              1-mo. LIBOR + .45%
Trade Date:               April 28, 1998                   Federal Funds Rate      Prime Rate
Original Issue Date:      May 1, 1998                      Treasury Rate           Other (see att.)
Maturity Date:            May 4, 1999                      Commercial Paper Rate

Form:     X   Book-Entry
              Certified       Interest Reset Period     Daily          Weekly              X   Monthly
              Both                                      Quarterly      Semi-Annually         Annually
Interest Determination Dates: Two London business days                              Spread (+/-):   + .45%
                                    before interest payment date                    Spread Multiplier:
Interest Payment Period:      Monthly                                               Alternate Rate Event
Interest Payment Dates:       1st of each month                                     Spread
                                                                                    Maximum Interest Rate:
                                                                                    Minimum Interest Rate:

Index Maturity:     Monthly
Redemption:
                The Notes cannot be redeemed prior to maturity
         X      The Notes may be redeemed prior to maturity


                           Redemption                                                                Redemption
                              Date(s)                                                                   Price(s)
         11/2/98  and  each  payment  date   thereafter  w/30  days  notice  Par
Repayment:
         X      The Notes  cannot be repaid  prior to  maturity at the option of the holders thereof The Notes may be repaid prior to maturity at the option of the holders thereof

                           Redemption                                                                Redemption
                              Date(s)                                                                   Price(s)

Original Issue Discount Note:         Yes          X   No
         Total Amount of OID:
         Yield to Maturity:
         Initial Accrual Period:

         As of the date of the issuance of the Series C Notes covered hereby, after giving effect to the issuance thereof, and after giving effect to the principal amount of any Medium-Term Notes being concurrently or theretofore issued or retired (including, without limitation, any Series A, Series B and any Series C Notes), there will be $150.0 million in aggregate principal amount of the Company's Medium-Term Notes (including, without limitation, Series A Notes, Series B Notes and the Series C Notes) outstanding.